DESCRIPTION OF CASH BONUS PLAN

     Berry Petroleum Company has a cash bonus plan ("Cash Bonus Plan") for its management and supervisory level employees. Under the plan, a "bonus pool" is calculated based upon a percentage, as set by the Board of Directors (which is currently 3%), of the net earnings of the Company after certain adjustments are made. The Berry Petroleum Company Compensation Committee, which consists of directors Benton Bejach, William E. Bush, Jr., Thomas J. Jamieson and
Roger G. Martin, recommends bonus awards, up to the maximum amount of the "bonus pool" to management and supervisory level employees on a merit basis. The Compensation Committee meets in March of each year after the auditors have completed their review of the Company's financial statements for the preceding calendar year, and the necessary calculations are made to determine the amount available for distribution. The Committee then makes their recommendation to the Board of Directors which authorizes the payment of cash bonuses from the Cash Bonus Plan.



















                                 EXHIBIT 10.1